EXHIBIT 5.1

                                LAW OFFICES
                  SANDERS, BARNET, GOLDMAN, SIMONS & MOSK
                         A PROFESSIONAL CORPORATION
                    1901 AVENUE OF THE STARS, SUITE 850
                       LOS ANGELES, CALIFORNIA  90067
                          TELEPHONE (310) 553-8011
                          TELECOPIER (310) 553-2435

                              December 23, 1996


The Board of Directors
HemaCare Corporation
4954 Van Nuys Boulevard
Sherman Oaks, California  91403

RE:  HemaCare Corporation
     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have represented HemaCare Corporation, a California corporation (the "Company"), as special securities counsel, in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 750,000 shares (the "Shares") of its Common Stock, without par value (the "Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about December 23, 1996. The Shares are issuable pursuant to restricted stock awards or upon the exercise of stock options, in either case granted under the HemaCare Corporation 1996 Stock Incentive Plan, as amended and restated through September 17, 1996 (the "Plan").

     As such counsel, we have considered such matters of law as we have deemed appropriate under the circumstances. Additionally, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates, documents and other instruments, consulted with officers and other representatives of the Company and have obtained such representations with respect to such matters of fact as we have deemed necessary or advisable; however, we have not necessarily independently verified the content of factual statements made to us in connection therewith or the veracity of such representations. We have assumed without independent verification or investigation (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

     On the basis of the foregoing, we are of the opinion as of the date hereof that the Shares, when issued and sold upon the exercise of stock options pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company, and that the Shares, issued in connection with restricted stock awards pursuant to the Plan, upon the lapse of the applicable forfeiture restrictions imposed pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company; provided, however, that in each case the grant or award of stock options or restricted stock pursuant to the Plan is specifically approved by the Board of Directors of the Company without delegation to any committee of directors as required by the Bylaws of the Company.

     The law covered by the opinion set forth above is limited to the laws of the State of California.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,


                              /s/ Sanders, Barnet, Goldman, Simons & Mosk
                              -------------------------------------------
                              SANDERS, BARNET, GOLDMAN, SIMONS &
                              MOSK, A Professional Corporation